Exhibit 99.1

Contact:	Mike Huston, President, CEO, and COO
(907) 261-8750
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $11.8 Million, or $2.09 Per Diluted Share, in Second Quarter 2025

ANCHORAGE, Alaska - July 23, 2025 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the “Company”) today reported net income of $11.8 million, or $2.09 per diluted share, in the second quarter of 2025, compared to $13.3 million, or $2.38 per diluted share, in the first quarter of 2025, and $9.0 million, or $1.62 per diluted share, in the second quarter a year ago. The increase in second quarter 2025 profitability as compared to the second quarter a year ago was primarily the result of an increase in net interest income, higher purchased receivable income, and increased mortgage banking income, which were partially offset by a higher provision for credit losses, higher other operating expenses, and a higher provision for income taxes. Net interest income increased primarily due to higher loan balances and higher yields on earning assets. Purchased receivable income increased primarily due to the Company’s acquisition of Sallyport Commercial Finance, LLC (“Sallyport or SCF”), which was completed on October 31, 2024. Sallyport and its direct and indirect subsidiaries provide services and products related to purchased receivable factoring and asset-based lending in the United States, Canada, and the United Kingdom.

Dividends per share in the second quarter of 2025 remained consistent with the first quarter of 2025 at $0.64 per share as compared to $0.61 per share in the second quarter of 2024.

“Strong loan growth, increasing asset yields, and stable funding costs drove record net interest income in the second quarter of this year,” said Mike Huston, Northrim’s President and Chief Executive Officer. “We continue to attract new customers to Northrim and believe we have an opportunity to steadily increase our market share over the next few years.”

Second Quarter 2025 Highlights:

•Net interest income in the second quarter of 2025 increased 7% to $33.6 million compared to $31.3 million in the first quarter of 2025 and increased 24% compared to $27.1 million in the second quarter of 2024.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 4.72% for the second quarter of 2025, up 11-basis points from the first quarter of 2025 and up 42-basis points from the second quarter a year ago.
•Return on average assets (“ROAA”) was 1.48% and return on average equity (“ROAE”) was 16.37% for the second quarter of 2025 compared to ROAA of 1.76 and ROAE of 19.70 in the prior quarter and ROAA of 1.31% and ROAE of 14.84% for the second quarter of 2024.
•Portfolio loans were $2.20 billion at June 30, 2025, up 4% from the preceding quarter and up 17% from a year ago, primarily due to new customer relationships and expanding market share, as well as retaining certain mortgages originated by Residential Mortgage, a subsidiary of Northrim Bank (the “Bank”). The Company sold $61 million in consumer mortgages in the second quarter of 2025 that were included in loans held for investment as of the end of 2024 to reduce the concentration of residential real estate loans and to provide additional liquidity for future commercial and construction loan growth.

Northrim BanCorp Earns $11.8 Million, or $2.09 per Diluted Share in 2Q25
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•Total deposits were $2.81 billion at June 30, 2025, up 1% from the preceding quarter, and up 14% from $2.46 billion a year ago. Non-interest bearing demand deposits increased 5% from the preceding quarter and increased 10% year-over-year to $777.9 million at June 30, 2025 and represent 28% of total deposits.
•The average cost of interest-bearing deposits was 2.04% at June 30, 2025, up slightly from 2.01% at March 31, 2025 and down from 2.21% at June 30, 2024.
•Mortgage loan originations were $277.1 million in the second quarter of 2025, up from $121.6 million in the first quarter of 2025 and up from $181.5 million in the second quarter a year ago. Mortgage loans funded for sale were $249.7 million in the second quarter of 2025, compared to $108.5 million in the first quarter of 2025 and $152.3 million in the second quarter of 2024.

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Total assets	$3,243,760	$3,140,960	$3,041,869	$2,963,392	$2,821,668
Total portfolio loans	$2,202,115	$2,124,330	$2,129,263	$2,007,565	$1,875,907
Total deposits	$2,809,170	$2,777,977	$2,680,189	$2,625,567	$2,463,806
Total shareholders’ equity	$290,219	$279,756	$267,116	$260,050	$247,200
Net income	$11,778	$13,324	$10,927	$8,825	$9,020
Diluted earnings per share	$2.09	$2.38	$1.95	$1.57	$1.62
Return on average assets	1.48%	1.76%	1.43%	1.22%	1.31%
Return on average shareholders’ equity	16.37%	19.70%	16.32%	13.69%	14.84%
NIM	4.66%	4.55%	4.41%	4.29%	4.24%
NIMTE*	4.72%	4.61%	4.47%	4.35%	4.30%
Efficiency ratio	64.68%	63.54%	66.96%	66.11%	68.78%
Total shareholders’ equity/total assets	8.95%	8.91%	8.78%	8.78%	8.76%
Tangible common equity/tangible assets*	7.50%	7.41%	7.23%	8.28%	8.24%
Book value per share	$52.55	$50.67	$48.41	$47.27	$44.93
Tangible book value per share*	$43.35	$41.47	$39.17	$44.36	$42.03
Dividends per share	$0.64	$0.64	$0.62	$0.62	$0.61
Common stock outstanding	5,522,271	5,520,892	5,518,210	5,501,943	5,501,562

* References to NIMTE, tangible book value per share, and tangible common equity to tangible common assets, (both of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 14.)

The Alaska Department of Labor (“DOL”) has reported Alaska’s seasonally adjusted unemployment rate in May of 2025 was 4.7% compared to the U.S. rate of 4.2%. The rate has held steady in Alaska at 4.7% for eight consecutive months. The total number of payroll jobs in Alaska, not including uniformed military, increased 1.1% or 3,800 jobs between May of 2024 and May of 2025.

According to the DOL, the Oil and Gas sector had the largest growth rate in new jobs of 8.8% through May of this year compared to the prior year, up 700 direct jobs. The Construction sector added 700 positions for a year-over-year growth rate of 3.7% through May of 2025. The larger Health Care sector grew by 1,200 jobs for an annual growth rate of 2.9%. Transportation, Warehousing and Utilities added 600 jobs for a 2.3% growth rate over the same period. Professional and Business Services increased 500 jobs year-over-year through May of 2025, up 1.7%.

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The Government sector grew by 200 jobs for 0.2% growth, adding 400 State positions while losing 200 Federal jobs in Alaska over the same period. Declining sectors between May 2024 and May 2025 were Information down 100 jobs or (-2.3%), Manufacturing (primarily seafood processing) shrinking 200 positions (-2.1%), Wholesale Trade lost 100 jobs (-1.5%) and Financial Activities, down 100 jobs (-0.9%).

Alaska’s seasonally adjusted personal income was $57.4 billion in the first quarter of 2025 according to the Federal Bureau of Economic Analysis (“BEA”). This was an annualized improvement in the first quarter of 6.4% for Alaska, compared to the national average of 6.7%. Alaska enjoyed an annual personal income improvement of 6% in 2024 compared to the U.S. increase of 5.4%, ranking Alaska 6th best in the nation. The $885 million increase in personal income in the first quarter of 2025 in Alaska came from a $352 million increase in net earnings from wages, $440 million growth in government transfer receipts, and a $92 million increase in investment income.

Alaska’s Gross State Product (“GSP”) in the first quarter of 2025 reached $72 billion according to the BEA. Alaska’s inflation adjusted “real” GSP increased 1.5% in 2024 and decreased -1.8% annualized in the first quarter of 2025. The average U.S. GDP growth rate was 2.8% for 2025 and -0.5% in the first quarter of 2025. Alaska’s real GSP decrease in the first quarter of 2025 was primarily caused by a decrease in the Mining, Oil & Gas sector, somewhat offset by improvements in the Construction sector.

Alaska exported $5.9 billion in goods to foreign countries in 2024 according to the U.S. International Trade Administration. China is the largest importer of Alaska’s products at $1.5 billion, followed by Australia at $804 million, Japan at $674 million and South Korea at $634 million in 2024. Fish and related maritime products accounted for the largest volume at $2.1 billion, followed by minerals and ores at $2 billion, and primary metals at $992 million in 2024. Oil & Gas exports are $380 million because the majority of Alaska’s production is refined and consumed in the United States. Chief Credit Officer and Bank Economist Mark Edwards stated, “President Trump’s significant changes to international tariffs has created uncertainty in trade markets. At this time, it is unknown how each country will respond. Alaska’s natural resources are highly valued commodities throughout the world. If issues arise with one country, such as China, it is most likely that Alaska’s products will be redirected to other markets like Japan and South Korea or sold domestically in the United States. Canada is the largest long-term investor in Alaska’s mining industry. This involves significant fixed capital investments made over decades that are unlikely to shift dramatically in the short-run. Alaska’s Legislature just passed a bill HJR-11 with an approval vote of 33-4 titled, Recognizing and honoring the relationship between Canada and Alaska. It highlights the deeply interconnected friendship between Alaska and Canada culturally, economically, and militarily.”

According to the US Bureau of Labor Statistics, the Consumer Price Index ("CPI") for the U.S. increased 2.7% between June of 2024 and June of 2025. In Alaska, the rate of CPI increase was lower at 1.6% for the same time period. Food and beverage, housing costs, and medical care costs were the largest causes for inflation. Declining motor fuel prices, transportation, recreation and household furnishing costs have helped moderate inflationary pressures in Alaska.

The monthly average price of Alaska North Slope (“ANS”) crude oil has ranged between $76.39 a barrel in January of 2025 and $67.07 in May of the prior year. The June 2025 average was $72.62. The Alaska Department of Revenue (“DOR”) calculated ANS crude oil production was 461 thousand barrels per day (“bpd”) in Alaska’s fiscal year ending June 30, 2024. Production rose to 469 thousand bpd in fiscal year ending June 30, 2025. In the Spring 2025 Revenue Forecast published March 12, 2025, the DOR expects production to continue to grow to 663 thousand bpd by fiscal year 2034. This is primarily a result of new production coming on-line in and around the NPR-A region west of Prudhoe Bay. A partnership between Santos and Repsol is constructing the new Pikka field and ConocoPhillips is developing the large new Willow field. There are also a number of smaller new fields in the ANS that are contributing to the State of Alaska’s production growth estimates.

The Alaska Permanent Fund is seeded annually by the oil wealth the State continues to save each year and has grown significantly over 40 years of successful investment. As of May 31, 2025 the fund's value was $83.13 billion.

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According to the DOR it is scheduled to contribute $3.7 billion to Alaska General Fund in fiscal year 2025 for general government spending and to pay the annual dividend to Alaskan residents.

According to the Alaska Multiple Listing Services, the average sales price of a single family home in Anchorage rose 6.2% in 2024 to $510,064, following a 5.2% increase in 2023. This was the seventh consecutive year of price increases. Through June of 2025 prices have continued to increase on average 2.6% to $523,059.

The average sales price for single family homes in the Matanuska Susitna Borough rose 3.8% in 2024 to $412,859, after increasing 4% in 2023. This continues a trend of average price increases for more than a decade in the region. Through June of 2025 prices have continued to increase on average 6.9% to $441,463. These two markets represent where the vast majority of the Bank’s residential lending activity occurs.

The Alaska Multiple Listing Services reported a 3.4% increase in the number of units sold in Anchorage when comparing 2024 to 2023. The first six months of 2025 has seen a 4.8% increase in home sales compared to the first half of 2024 in Anchorage.

There was virtually no change in the number of homes sold in the Matanuska Susitna Borough, with only four fewer homes sold in 2024 than in 2023 or -0.2%. In the first six months of 2025 the number of units sold has increased 13.1% in the Matanuska Susitna Borough compared to the first half of 2024.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the second quarter of 2025, Northrim generated a ROAA of 1.48% and a ROAE of 16.37%, compared to 1.76% and 19.70%, respectively, in the first quarter of 2025 and 1.31% and 14.84%, respectively, in the second quarter a year ago.

Net Interest Income/Net Interest Margin

Net interest income increased 7% to $33.6 million in the first quarter of 2025 compared to $31.3 million in the first quarter of 2025 and increased 24% compared to $27.1 million in the second quarter of 2024. Interest expense on deposits increased to $10.3 million in the second quarter of 2025 compared to $9.9 million in the first quarter of 2025 and compared to $9.5 million in the second quarter of 2024.

NIMTE* was 4.72% in the second quarter of 2025 up from 4.61% in the preceding quarter and 4.30% in the second quarter a year ago. NIMTE* increased 42 basis points in the second quarter of 2025 compared to the second quarter of 2024 primarily due to a favorable change in the mix of earning-assets towards higher loan balances as a percentage of total earning-assets, higher yields on those assets as variable rate loans reset at higher rates which were only partially offset by an increase in borrowings. The weighted average interest rate for new loans booked in the second quarter of 2025 was 7.27% compared to 7.30% in the first quarter of 2025 and 7.90% in the second quarter a year ago. The yield on the investment portfolio in the second quarter of 2025 increased to 3.07% from 2.97% in the first quarter of 2025 and 2.82% in the second quarter of 2024. “We are continuing to see some benefits from the repricing of our loan portfolio and new production increasing our margin” said Jed Ballard, Chief Financial Officer. Northrim’s NIMTE* continues to remain above the peer average of 3.26% posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of March 31, 2025.

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Provision for Credit Losses

Northrim recorded a provision for credit losses of $2.0 million in the second quarter of 2025, which was comprised of a provision for credit losses on loans of $1.8 million, a $157,000 provision for credit losses on unfunded commitments, and a provision for credit losses on purchased receivables of $18,000. This compares to a benefit to the provision for credit losses of $1.4 million in the first quarter of 2025, which was comprised of a benefit to the provision for credit losses on loans of $1.1 million, a $322,000 benefit for credit losses on unfunded commitments, and a provision for credit losses on purchased receivables of $46,000. In the second quarter a year ago, Northrim recorded a benefit to the provision for credit losses of $120,000 which was comprised of a $134,000 provision for credit losses on loans and a $254,000 benefit to the provision for credit losses on unfunded commitments.

The increase to the provision for credit losses on loans in the second quarter of 2025 as compared to the prior quarter and the same quarter a year ago was primarily a result of increased loan balances as well as an increase in estimated loss rates due to less favorable economic forecasts and trends in qualitative factors. The increase to the provision for unfunded commitments in the second quarter of 2025 was primarily due to an increase in estimated loss rates which was only partially offset by changes in mix of unfunded commitments.

Nonperforming assets, net of government guarantees, decreased during the quarter to $11.9 million at June 30, 2025, compared to $12.3 million at March 31, 2025, and increased compared to $5.1 million at June 30, 2024. The increase in nonperforming assets, net of government guarantees at June 30, 2025 compared to June 30, 2024 is primarily the result of the acquisition of Sallyport in the fourth quarter of 2024.

The allowance for credit losses on loans was 290% of nonperforming loans, net of government guarantees, at the end of the second quarter of 2025, compared to 262% three months earlier and 365% a year ago.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $16.6 million, or 33% of total second quarter 2025 revenues, as compared to $13.0 million, or 29% of revenues in the first quarter of 2025, and $9.6 million, or 26% of revenues in the second quarter of 2024. The increase in other operating income in the second quarter of 2025 as compared to the second quarter of 2024 was primarily the result of increased purchased receivable income due to the Company's acquisition of Sallyport on October 31, 2024. Mortgage banking income in the second quarter of 2025 increased as compared to the first quarter of 2025 and second quarter of 2024 due to a higher volume of mortgage activity. See further discussion regarding mortgage activity contained under “Home Mortgage Lending” below.

Other Operating Expenses

Operating expenses were $32.5 million in the second quarter of 2025, compared to $28.2 million in the first quarter of 2025, and $25.2 million in the second quarter of 2024. The increase in other operating expenses in the second quarter of 2025 compared to the first quarter of 2025 was primarily due to an increase in salaries and other personnel expense, including $980,000 in higher mortgage commissions expense due to higher mortgage volume, $763,000 in higher salary expense, a $760,000 increase in group medical expenses, and increases in profit share expense and payroll taxes. Additionally, marketing expense increased due to timing of annual charitable contributions. The increase in total other operating expenses in the second quarter of 2025 compared to the second quarter a year ago was primarily due to an increase in salaries and other personnel expense, the increase in compensation expense for Sallyport acquisition payments, and an increase in data processing expense. Total other operating expense increased $2.1 million in the Specialty Finance segment in the second quarter of 2025 compared to the second quarter of 2024 due to the acquisition of Sallyport on October 31, 2024.

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Income Tax Provision

In the second quarter of 2025, Northrim recorded $4.0 million in state and federal income tax expense for an effective tax rate of 25.3%, compared to $4.3 million, or 24.2% in the first quarter of 2025 and $2.5 million, or 21.9% in the second quarter a year ago. The increase in the tax rate in the second quarter of 2025 as compared to the first quarter of 2025 and second quarter of 2024 is primarily the result of a decrease in tax credits and tax exempt interest income as a percentage of pre-tax income in 2025 as compared to 2024.

Community Banking

Northrim is committed to meeting the needs of the diverse communities in which it operates. As a testament to that support, the Bank has branches in four regions of Alaska identified by the Federal Reserve as 'distressed or underserved non-metropolitan middle-income geographies'.

Net interest income in the Community Banking segment totaled $30.0 million in the second quarter of 2025, compared to $28.2 million in the first quarter of 2025 and $24.3 million in the second quarter of 2024. Net interest income increased $5.7 million or 23% in the second quarter of 2025 as compared to the second quarter of 2024 mostly due to higher interest income on loans. This increase was only partially offset by lower interest income on investments and higher interest expense on deposits and borrowings.

The provision for credit losses in the Community Banking segment was $1.3 million in the second quarter of 2025 compared to a benefit to the provision for credit losses of $1.8 million in the first quarter of 2025 and a benefit to the provision for credit losses of $184,000 in the same quarter a year ago. The increase to the provision for credit losses in the Community Banking segment in the second quarter of 2025 as compared to the prior quarter and the same quarter a year ago was primarily a result of increased loan balances as well as an increase in estimated loss rates due to less favorable economic forecasts and trends in qualitative factors. In the first quarter of 2025, the Company recorded a net benefit for credit losses in the Community Banking segment primarily due to changes in the Company's loss rate regression models for commercial, commercial real estate, and construction loans. These decreases in the provision were only partially offset by increases in estimated loss rates for management's assessment of economic conditions and an increase for higher loan balances.

Other operating expenses in the Community Banking segment totaled $21.8 million in the second quarter of 2025, up $3.2 million or 17% from $18.6 million in the first quarter of 2025, and up $3.7 million or 20% from $18.1 million in the second quarter a year ago. The increase in the second quarter of 2025 as compared to the prior quarter and compared to the same quarter a year ago was primarily due to increases in salaries and other personnel expense, including $667,000 in higher salary expense, an $873,000 increase in group medical expenses, as well as increases in profit share expense and payroll taxes. Additionally, marketing expense increased due to timing of annual charitable contributions.

The following tables provide highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Net interest income	$29,971	$28,151	$27,643	$25,928	$24,318
(Benefit) provision for credit losses	1,319	(1,768)	771	1,492	(184)
Other operating income	3,268	2,703	2,535	3,507	2,451
Other operating expense	21,764	18,581	19,116	18,723	18,069
Income before provision for income taxes	10,156	14,041	10,291	9,220	8,884
Provision for income taxes	2,413	3,253	1,474	2,133	1,786
Net income	$7,743	$10,788	$8,817	$7,087	$7,098
Weighted average shares outstanding, diluted	5,611,558	5,608,102	5,597,889	5,583,055	5,558,580
Diluted earnings per share attributable to Community Banking	$1.37	$1.93	$1.58	$1.26	$1.27

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	Year-to-date
(Dollars in thousands, except per share data)	June 30, 2025	June 30, 2024
Net interest income	$58,122	$48,533
(Benefit) provision for credit losses	(449)	13
Other operating income	5,971	4,919
Other operating expense	40,345	35,247
Income before provision for income taxes	24,197	18,192
Provision for income taxes	5,666	3,752
Net income Community Banking segment	$18,531	$14,440
Weighted average shares outstanding, diluted	5,611,734	5,562,025
Diluted earnings per share	$3.30	$2.59

Home Mortgage Lending

During the second quarter of 2025, mortgage loans funded for sale were $249.7 million, compared to $108.5 million in the first quarter of 2025, and $152.3 million in the second quarter of 2024.

During the second quarter of 2025, the Bank purchased loans of $27.5 million from its subsidiary, Residential Mortgage, of which approximately half were jumbos, one-quarter were mortgages for second homes, and one-quarter were adjustable rate mortgages, with a weighted average interest rate of 6.71%, as compared to $13.1 million and 6.39% in the first quarter of 2025, and $29.2 million and 6.82% in the second quarter of 2024. Net interest income contributed $3.5 million to total Home Mortgage Lending revenue in the second quarter of 2025, up from $3.0 million in the prior quarter, and up from $2.8 million in the second quarter a year ago.

The Company reclassified $100 million in consumer mortgages held for investment to held for sale in the first quarter of 2025 and recorded unrealized losses of $1.2 million related to this portfolio in the first quarter of 2025. In the second quarter of 2025, the Company sold $61 million of the $100 million that was reclassified to loans held for sale in the first quarter of 2025 for a total realized loss of $545,000.

The Arizona, Colorado, and Pacific Northwest mortgage expansion markets were responsible for 22% of Residential Mortgage's $216 million total production in the second quarter of 2025 (excluding the $61 million in mortgages sold noted above), 20% of $122 million total production in the first quarter of 2025, and 22% of $182 million total production in the second quarter of 2024.

The provision for credit losses in the Home Mortgage Lending segment was $639,000 in the second quarter of 2025 compared to a benefit to the provision for credit losses of $307,000 in the first quarter of 2025 and a provision for credit loses of $64,000 in the second quarter of 2024. The increase in the provision for credit losses in the second quarter of 2025 in the Home Mortgage Lending segment as compared to the prior quarter and the same quarter a year ago was primarily a result of increased loan balances. The benefit to the provision for loan losses in the Home Mortgage Lending segment in the first quarter of 2025 was primarily the result of the reclassification of $100 million in mortgage loans to loans held for sale, which was only partially offset by an increase in the provision for loan losses due to changes in the Company's loss rate regression models for home mortgage loans.

The net change in fair value of mortgage servicing rights decreased mortgage banking income by $818,000 during the second quarter of 2025 compared to a decrease of $855,000 for the first quarter of 2025 and a decrease of $81,000 for the second quarter of 2024. Mortgage servicing revenue increased to $3.0 million in the second quarter of 2025 from $2.7 million in the prior quarter and increased from $2.2 million in the second quarter of 2024 due to an increase in production of Alaska Housing Finance Corporation (AHFC) mortgages, which contribute to servicing revenues at origination. In the second quarter of 2025, the Company's servicing portfolio increased $69.3 million compared to a $24.0 million increase in the first quarter of 2025, and an increase of $41.8 million in the second quarter of 2024.

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As of June 30, 2025, Northrim serviced 6,458 loans in its $1.55 billion home-mortgage-servicing portfolio, a 5% increase compared to the $1.48 billion serviced as of the end of the first quarter of 2025, and a 41% increase from the $1.10 billion serviced a year ago.

The following tables provide highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Mortgage commitments	$73,198	$68,258	$32,299	$77,591	$88,006

Mortgage loans funded for sale	$249,680	$108,499	$162,530	$209,960	$152,339
Mortgage loans funded for investment	27,455	13,061	23,380	38,087	29,175
Total mortgage loans funded	$277,135	$121,560	$185,910	$248,047	$181,514
Mortgage loan refinances to total fundings	10%	11%	11%	6%	6%
Mortgage loans serviced for others	$1,553,987	$1,484,714	$1,460,720	$1,166,585	$1,101,800

Net realized and unrealized gains on mortgage loans sold and held for sale	$5,091	$1,580	$3,747	$5,079	$3,189
Change in fair value of mortgage loan commitments, net	(110)	660	(665)	60	390
Total production revenue	4,981	2,240	3,082	5,139	3,579
Mortgage servicing revenue	2,957	2,696	2,847	2,583	2,164
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(355)	(322)	1,372	(566)	239
Other[2]	(463)	(533)	(499)	(402)	(320)
Total mortgage servicing revenue, net	2,139	1,841	3,720	1,615	2,083
Other mortgage banking revenue	280	170	238	293	222
Total mortgage banking income	$7,400	$4,251	$7,040	$7,047	$5,884

Net interest income	$3,507	$3,046	$3,280	$2,941	$2,775
Provision (benefit) for credit losses	639	(307)	305	571	64
Mortgage banking income	7,400	4,251	7,040	7,047	5,884
Other operating expense	7,593	6,490	7,198	7,643	6,697
Income before provision for income taxes	2,675	1,114	2,817	1,774	1,898
Provision for income taxes	746	310	842	497	532
Net income	$1,929	$804	$1,975	$1,277	$1,366

Weighted average shares outstanding, diluted	5,611,558	5,608,102	5,597,889	5,583,055	5,558,580
Diluted earnings per share attributable to Home Mortgage Lending	$0.34	$0.14	$0.35	$0.23	$0.25
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

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	Year-to-date
(Dollars in thousands, except per share data)	June 30, 2025	June 30, 2024
Mortgage loans funded for sale	$358,179	$236,663
Mortgage loans funded for investment	40,516	46,578
Total mortgage loans funded	$398,695	$283,241
Mortgage loan refinances to total fundings	10%	6%

Net realized and unrealized gains on mortgage loans sold and held for sale	$6,671	$5,168
Change in fair value of mortgage loan commitments, net	550	777
Total production revenue	7,221	5,945
Mortgage servicing revenue	5,653	3,725
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(677)	528
Other[2]	(996)	(634)
Total mortgage servicing revenue, net	3,980	3,619
Other mortgage banking revenue	450	351
Total mortgage banking income	$11,651	$9,915

Net interest income	$6,553	$5,007
Provision for credit losses	332	16
Mortgage banking income	11,651	9,915
Other operating expense	14,083	12,783
Income before provision for income taxes	3,789	2,123
Provision for income taxes	1,056	595
Net income Home Mortgage Lending segment	$2,733	$1,528

Weighted average shares outstanding, diluted	5,611,734	5,562,025
Diluted earnings per share	$0.48	$0.28
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Northrim BanCorp Earns $11.8 Million, or $2.09 per Diluted Share in 2Q25
July 23, 2025
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Specialty Finance
The Company’s Specialty Finance segment includes Northrim Funding Services and Sallyport. Northrim Funding Services is a division of the Bank and has offered factoring solutions to small businesses since 2004. Sallyport is a leading provider of factoring, asset-based lending and alternative working capital solutions to small and medium sized enterprises in the United States, Canada, and the United Kingdom that the Company acquired on October 31, 2024 in an all cash transaction valued at approximately $53.9 million. The composition of revenues for the Specialty Finance segment are primarily purchased receivable income, but also includes interest income from loans and other fee income.

The acquisition of Sallyport included $1.1 million in one-time deal related costs which are reflected in other operating expenses for the fourth quarter of 2024 in the tables below. Total pre-tax income for Sallyport for the second quarter of 2025 was $1.3 million compared to $1.3 million in the first quarter of 2025 and $945,000 for the two months of operations in the fourth quarter of 2024, excluding transaction costs.

Average purchased receivables and loan balances at Sallyport were $71.0 million for the second quarter of 2025 with a yield of 27.23% compared to average balances of $59.9 million for the first quarter of 2025 and a yield of 35.8%. The yield in the first quarter of 2025 included the recognition of $899,000 in nonaccrual fee income collected during the quarter related to two nonperforming receivables and the collection of a $350,000 line termination fee. The yield excluding these items for the first quarter of 2025 was 27.4%.

The following tables provide highlights of the Specialty Finance segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Purchased receivable income	$5,897	$6,150	$3,526	$1,033	$1,242
Other operating income	75	(64)	(68)	—	—
Interest income	782	596	407	158	170
Total revenue	6,754	6,682	3,865	1,191	1,412
Provision for credit losses	18	666	125	—	—
Compensation expense - SCF acquisition payments	600	600	—	—	—
Other operating expense	2,531	2,500	3,063	362	428
Interest expense	668	496	489	185	210
Total expense	3,817	4,262	3,677	547	638
Income before provision for income taxes	2,937	2,420	188	644	774
Provision for income taxes	831	688	53	183	218
Net income Specialty Finance segment	$2,106	$1,732	$135	$461	$556
Weighted average shares outstanding, diluted	5,611,558	5,608,102	5,597,889	5,583,055	5,558,580
Diluted earnings per share attributable to Specialty Finance	$0.38	$0.31	$0.02	$0.08	$0.10

Northrim BanCorp Earns $11.8 Million, or $2.09 per Diluted Share in 2Q25
July 23, 2025
11 of 24

	Year-to-date
(Dollars in thousands, except per share data)	June 30, 2025	June 30, 2024
Purchased receivable income	$12,047	$2,587
Other operating income	11	—
Interest income	1,378	382
Total revenue	13,436	2,969
Provision for credit losses	684	—
Compensation expense - SCF acquisition payments	1,200	—
Other operating expense	5,031	802
Interest expense	1,164	422
Total expense	8,079	1,224
Income before provision for income taxes	5,357	1,745
Provision for income taxes	1,519	494
Net income Specialty Finance segment	$3,838	$1,251
Weighted average shares outstanding, diluted	5,611,734	5,562,025
Diluted earnings per share	$0.69	$0.23

Balance Sheet Review

Northrim’s total assets were $3.24 billion at June 30, 2025, up 3% from the preceding quarter and up 15% from a year ago. Northrim’s loan-to-deposit ratio was 78% at June 30, 2025, up from 76% at both March 31, 2025 and June 30, 2024.

At June 30, 2025, liquid assets, investments, and loans maturing within one year were $1.15 billion and our funds available for borrowing under our existing lines of credit were $507.9 million. Given these sources of liquidity and our expectations for customer demands for cash and for our operating cash needs, we believe our sources of liquidity to be sufficient for the foreseeable future.

Average interest-earning assets were $2.89 billion in the second quarter of 2025, up 4% from $2.78 billion in the first quarter of 2025 and up 12% from $2.57 billion in the second quarter a year ago. The average yield on interest-earning assets was 6.27% in the second quarter of 2025, up from 6.10% in the preceding quarter and up from 5.83% in the second quarter of 2024.

Average investment securities decreased to $515.9 million in the second quarter of 2025, compared to $523.8 million in the first quarter of 2025 and $640.0 million in the second quarter a year ago. The average net tax equivalent yield on the securities portfolio was 3.07% for the second quarter of 2025, up from 2.97% in the preceding quarter and up from 2.82% in the year ago quarter. The average estimated duration of the investment portfolio at June 30, 2025, was approximately 2.4 years compared to approximately 2.5 years at June 30, 2024. As of June 30, 2025, $55.7 million of available for sale securities with a weighted average yield of 1.40% are scheduled to mature in the next six months, $106.8 million with a weighted average yield of 1.28% are scheduled to mature in six months to one year, and $145.0 million with a weighted average yield of 1.96% are scheduled to mature in the following year, representing a total of $307.5 million or 11% of earning assets that are scheduled to mature in the next 24 months.

Total unrealized losses, net of tax, on available for sale securities decreased by $1.9 million in the second quarter of 2025 resulting in total unrealized loss, net of tax, of $3.6 million compared to $5.5 million at March 31, 2025, and $15.2 million a year ago. The average maturity of the available for sale securities with the majority of the unrealized loss is 1.3 years. Total unrealized losses on held to maturity securities were $711,000 at June 30, 2025, compared to $1.1 million at March 31, 2025, and $3.0 million a year ago.

Northrim BanCorp Earns $11.8 Million, or $2.09 per Diluted Share in 2Q25
July 23, 2025
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Average interest bearing deposits in other banks decreased to $27.2 million in the second quarter of 2025 from $38.0 million in the first quarter of 2025 and increased from $17.4 million in the second quarter of 2024, as cash was used to fund loan growth and provide liquidity.

Loans held for sale decreased to $127.1 million at June 30, 2025, compared to $159.6 million at March 31, 2025, largely due to the sale of $61 million consumer mortgage loans in the second quarter of 2025 that had been reclassified to loans held for sale from portfolio loans in the first quarter of 2025, and increased from $85.9 million a year ago, due to higher loan production by Residential Mortgage.

Portfolio loans were $2.20 billion at June 30, 2025, up 4% from the preceding quarter and up 17% from a year ago. Portfolio loans, excluding consumer mortgage loans, were $2.00 billion at June 30, 2025, up $59.1 million or 3% from the preceding quarter and up 21% from a year ago. This increase in the second quarter of 2025 was diversified throughout the loan portfolio including consumer mortgage loans increasing by $19 million, construction loans increasing by $31.2 million, commercial real estate owner-occupied loans increasing $17.1 million, and nonowner-occupied commercial real estate and multi-family loans increasing by $6.5 million from the preceding quarter. These increases were partially offset by a $3.8 million decrease in commercial loans. Average portfolio loans in the second quarter of 2025 were $2.17 billion, which was consistent with the preceding quarter after the sale of $61 million in consumer mortgage loans, and up 18% from a year ago. Yields on average portfolio loans in the second quarter of 2025 increased to 6.99% from 6.89% in the first quarter and increased from 6.87% in the second quarter of 2024. The yield on new portfolio loans, excluding consumer mortgage loans, was 7.45% in the second quarter of 2025 as compared to 7.43% in the first quarter of 2025 and 8.26% in the second quarter of 2024.

Northrim's loans and credit lines are subject to approval procedures and amount limitations. These limitations apply to the borrower's total outstanding indebtedness and commitments to us, including the indebtedness of any guarantor. Generally, Northrim is permitted to make loans to one borrower of up to 15% of the unimpaired capital and surplus of the Bank. The legal lending limit was $39.4 million at June 30, 2025. At June 30, 2025, Northrim had 22 relationships totaling $504.0 million in portfolio loans whose total direct and indirect commitments were greater than 50% of the legal lending limit.

Alaskans continue to account for substantially all of Northrim’s deposit base. Total deposits were $2.81 billion at June 30, 2025, up 1% from $2.78 billion at March 31, 2025, and up 14% from $2.46 billion a year ago. “The increase in deposits in the second quarter of 2025 was consistent with our customers' normal business cycles which typically result in increases in deposit balances in the second and third quarters and decreases in the first and fourth quarters,” said Ballard. At June 30, 2025, 75% of total deposits were held in business accounts and 25% of deposit balances were held in consumer accounts. Northrim had approximately 34,000 deposit customers with an average balance of $60,000 as of June 30, 2025. Northrim had 27 customers with balances over $10 million as of June 30, 2025, which accounted for $731.1 million, or 27%, of total deposits. Demand deposits increased by 5% from the prior quarter and increased 10% from the prior year to $777.9 million at June 30, 2025. Demand deposits were 28% of total deposits at June 30, 2025 up from 27% at March 31, 2025 and were down from 29% of total deposits at June 30, 2024. Average interest-bearing deposits were up 1% to $2.03 billion with an average cost of 2.04% in the second quarter of 2025, compared to $2.00 billion and an average cost of 2.01% in the first quarter of 2025, and up 18% compared to $1.73 billion and an average cost of 2.21% in the second quarter of 2024. Uninsured deposits totaled $1.02 billion or 36% of total deposits as of June 30, 2025 compared to $1.08 billion or 40% of total deposits as of December 31, 2024.

Shareholders’ equity was $290.2 million, or $52.55 book value per share, at June 30, 2025, compared to $279.8 million, or $50.67 book value per share, at March 31, 2025 and $247.2 million, or $44.93 book value per share, a year ago. Tangible book value per share* was $43.35 at June 30, 2025, compared to $41.47 at March 31, 2025, and $42.03 per share a year ago. The increase in shareholders’ equity in the second quarter of 2025 as compared to the first quarter of 2025 was largely the result of earnings of $11.8 million and an increase in the fair value of the available for sale securities portfolio, which increased $1.9 million, net of tax, which were only partially offset by dividends paid of $3.6 million. The Company did not repurchase any shares of common stock in the second quarter of 2025 and currently has no plans to repurchase shares this year. Tangible common equity to tangible assets* was 7.50% as of June 30, 2025, compared to 7.41% as of March 31, 2025 and 8.24% as of June 30,

Northrim BanCorp Earns $11.8 Million, or $2.09 per Diluted Share in 2Q25
July 23, 2025
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2024. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 9.80% at June 30, 2025, compared to 9.76% at March 31, 2025, and 11.68% at June 30, 2024.

Asset Quality

Northrim believes it has a consistent lending approach throughout economic cycles, which emphasizes appropriate loan-to-value ratios, adequate debt coverage ratios, and competent management.

Nonperforming assets (“NPAs”) net of government guarantees were $11.9 million at June 30, 2025, down from $12.3 million at March 31, 2025 and up from $5.1 million a year ago. Of the NPAs at June 30, 2025, $4.2 million are attributable to the Community Banking segment and $7.5 million are attributable to the Specialty Finance segment.

Net adversely classified loans were $35.8 million at June 30, 2025, as compared to $20.4 million at March 31, 2025, and $7.1 million a year ago. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. The increase in adversely classified loans, net of government guarantees, at June 30, 2025 as compared to the prior quarter is mostly attributable to two commercial relationships totaling $16.0 million. Net loan charge-offs were $140,000 in the second quarter of 2025, compared to net loan recoveries of $34,000 in the first quarter of 2025, and net loan recoveries of $26,000 in the second quarter of 2024. Additionally, Northrim had 13 loan modifications to borrowers experiencing financial difficulty totaling $3.3 million, net of government guarantees that had been modified in the last twelve months as of June 30, 2025.

Northrim had $141.2 million, or 6% of portfolio loans, in the Healthcare sector, $127.2 million, or 6% of portfolio loans, in the Tourism sector, $121.0 million, or 5% of portfolio loans, in the Accommodations sector, $93.4 million, or 4% of portfolio loans, in the Retail sector, $84.2 million, or 4% of portfolio loans, in the Aviation (non-tourism) sector, $76.2 million, or 3% of portfolio loans, in the Fishing sector, and $59.5 million, or 3% in the Restaurants and Breweries sector as of June 30, 2025.

Northrim estimates that $105.9 million, or approximately 5% of portfolio loans, had direct exposure to the oil and gas industry in Alaska, as of June 30, 2025, and $1.5 million of these loans are adversely classified. As of June 30, 2025, Northrim has an additional $76.9 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and no unfunded commitments on adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 20 branches throughout the state and differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. The Bank has two wholly-owned subsidiaries, Sallyport Commercial Finance, LLC, a specialty finance company and Residential Mortgage Holding Company, LLC, a regional home mortgage company. Pacific Wealth Advisors, LLC is an affiliated company.

www.northrim.com

Northrim BanCorp Earns $11.8 Million, or $2.09 per Diluted Share in 2Q25
July 23, 2025
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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include: descriptions of Northrim’s and Sallyport’s financial condition, results of operations, asset based lending volumes, asset and credit quality trends and profitability and statements about the expected financial benefits and other effects of the acquisition of Sallyport by Northrim Bank; expected cost savings, synergies and other financial benefits from the acquisition of Sallyport by Northrim Bank might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; the ability of Northrim and Sallyport to execute their respective business plans; potential further increases in interest rates; the value of securities held in our investment portfolio; the impact of the results of government initiatives, including tariffs, on the regulatory landscape, natural resource extraction industries, and capital markets; the impact of declines in the value of commercial and residential real estate markets, high unemployment rates, inflationary pressures and slowdowns in economic growth; changes in banking regulation or actions by bank regulators; potential further increases in inflation, supply-chain constraints, and potential geopolitical instability, including the war in Ukraine and the conflict in the Middle East; financial stress on borrowers (consumers and businesses) as a result of higher rates or an uncertain economic environment; the general condition of, and changes in, the Alaska economy; our ability to maintain or expand our market share or net interest margin; the sufficiency of our allowance for credit losses and the accuracy of the assumptions or estimates used in preparing our financial statements, including those related to current expected credit losses accounting guidance; our ability to maintain asset quality; our ability to implement our marketing and growth strategies; our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks,” “hacking,” and identity theft; disease outbreaks; and our ability to execute our business plan. Further, actual results may be affected by competition on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and from time to time are disclosed in our other filings with the Securities and Exchange Commission. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.
References:
https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

https://www.bls.gov/regions/west/news-release/consumerpriceindex_anchorage.htm

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://www.akleg.gov/basis/Bill/Text/34?Hsid=HJR011C

https://www.trade.gov/data-visualization/tradestats-express-trade-partner-state

https://tax.alaska.gov/programs/programs/reports/RSB.aspx?Year=2025&Type=Spring

https://apfc.org

https://www.capitaliq.spglobal.com/web/client?auth=inherit&overridecdc=1&#markets/indexFinancials

Northrim BanCorp Earns $11.8 Million, or $2.09 per Diluted Share in 2Q25
July 23, 2025
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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Year-to-date
(Unaudited)	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Interest Income:
Interest and fees on loans	$40,519	$37,470	$32,367	$77,989	$62,817
Interest on portfolio investments	3,765	3,675	4,310	7,440	8,830
Interest on deposits in banks	515	416	232	931	1,070
Total interest income	44,799	41,561	36,909	86,360	72,717
Interest Expense:
Interest expense on deposits	10,304	9,935	9,476	20,239	18,656
Interest expense on borrowings	903	329	380	1,232	561
Total interest expense	11,207	10,264	9,856	21,471	19,217
Net interest income	33,592	31,297	27,053	64,889	53,500

Provision (benefit) for credit losses	1,976	(1,409)	(120)	567	29
Net interest income after provision for credit losses	31,616	32,706	27,173	64,322	53,471

Other Operating Income:
Mortgage banking income	7,400	4,251	5,884	11,651	9,915
Purchased receivable income	5,897	6,100	1,242	12,047	2,587
Bankcard fees	1,153	1,074	1,105	2,227	2,022
Service charges on deposit accounts	726	677	572	1,403	1,121
Unrealized gain (loss) on marketable equity securities	78	(50)	(60)	28	254
Other income	1,386	988	834	2,324	1,522
Total other operating income	16,640	13,040	9,577	29,680	17,421

Other Operating Expense:
Salaries and other personnel expense	20,854	17,223	16,627	38,077	32,044
Data processing expense	3,366	3,104	2,601	6,470	5,260
Occupancy expense	2,104	1,889	1,843	3,993	3,805
Professional and outside services	1,113	1,115	726	2,228	1,481
Marketing expense	1,042	672	690	1,714	1,203
Insurance expense	756	1,017	692	1,773	1,471
Compensation expense - SCF acquisition payments	600	600	—	1,200	—
OREO expense, net rental income and gains on sale	2	3	2	5	(389)
Other expense	2,651	2,548	2,013	5,199	3,957
Total other operating expense	32,488	28,171	25,194	60,659	48,832

Income before provision for income taxes	15,768	17,575	11,556	33,343	22,060
Provision for income taxes	3,990	4,251	2,536	8,241	4,841
Net income	$11,778	$13,324	$9,020	$25,102	$17,219

Basic EPS	$2.13	$2.41	$1.64	$4.54	$3.13
Diluted EPS	$2.09	$2.38	$1.62	$4.47	$3.10
Weighted average shares outstanding, basic	5,521,811	5,519,998	5,500,588	5,520,905	5,500,083
Weighted average shares outstanding, diluted	5,611,558	5,608,102	5,558,580	5,611,734	5,562,025

Northrim BanCorp Earns $11.8 Million, or $2.09 per Diluted Share in 2Q25
July 23, 2025
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Balance Sheet
(Dollars in thousands)
(Unaudited)	June 30,	March 31,	June 30,
	2025	2025	2024

Assets:
Cash and due from banks	$43,734	$29,671	$33,364
Interest bearing deposits in other banks	97,549	35,852	21,058
Investment securities available for sale, at fair value	429,421	463,096	584,964
Investment securities held to maturity	36,750	36,750	36,750
Marketable equity securities, at fair value	8,747	8,669	12,381
Investment in Federal Home Loan Bank stock	8,343	5,342	4,929
Loans held for sale	127,116	159,603	85,926

Portfolio loans	2,202,115	2,124,330	1,875,907
Allowance for credit losses, loans	(22,585)	(20,922)	(17,694)
Net portfolio loans	2,179,530	2,103,408	1,858,213
Purchased receivables, net	109,098	95,489	25,722
Mortgage servicing rights, at fair value	27,506	26,814	21,077
Other real estate owned, net	—	—	—
Premises and equipment, net	36,501	37,070	40,393
Lease right of use asset	7,033	7,632	8,244
Goodwill and intangible assets	50,824	50,824	15,967
Other assets	81,608	80,740	72,680
Total assets	$3,243,760	$3,140,960	$2,821,668

Liabilities:
Demand deposits	$777,948	$742,560	$704,471
Interest-bearing demand	1,196,048	1,187,465	906,010
Savings deposits	248,141	256,650	238,156
Money market deposits	196,166	193,842	195,159
Time deposits	390,867	397,460	420,010
Total deposits	2,809,170	2,777,977	2,463,806
Other borrowings	63,026	13,136	43,961
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	7,077	7,682	8,269
Other liabilities	63,958	52,099	48,122
Total liabilities	2,953,541	2,861,204	2,574,468

Shareholders’ Equity:
Total shareholders’ equity	290,219	279,756	247,200
Total liabilities and shareholders’ equity	$3,243,760	$3,140,960	$2,821,668

Northrim BanCorp Earns $11.8 Million, or $2.09 per Diluted Share in 2Q25
July 23, 2025
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Loans
	June 30, 2025		March 31, 2025		December 31, 2024		September 30, 2024		June 30, 2024
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$569,753	27%	$573,593	27%	$518,148	24%	$492,414	24%	$495,781	26%
Commercial real estate:
Owner occupied properties	447,561	20%	430,442	20%	420,060	20%	412,827	20%	383,832	20%
Nonowner occupied and
multifamily properties	696,766	31%	690,277	32%	619,431	29%	584,302	31%	551,130	30%
Residential real estate:
1-4 family properties
secured by first liens	206,905	9%	188,219	9%	270,535	13%	248,514	12%	222,026	12%
1-4 family properties
secured by junior liens &
revolving secured by first liens	60,118	3%	53,836	3%	48,857	2%	45,262	2%	41,258	2%
1-4 family construction	36,005	2%	34,017	2%	39,789	2%	39,794	2%	29,510	2%
Construction loans	187,442	8%	156,211	7%	214,068	10%	185,362	9%	154,009	8%
Consumer loans	7,570	—%	7,424	—%	7,562	—%	7,836	—%	6,679	—%
Subtotal	2,212,120		2,134,019		2,138,450		2,016,311		1,884,225
Unearned loan fees, net	(10,005)		(9,689)		(9,187)		(8,746)		(8,318)
Total portfolio loans	$2,202,115		$2,124,330		$2,129,263		$2,007,565		$1,875,907

Composition of Deposits
	June 30, 2025		March 31, 2025		December 31, 2024		September 30, 2024		June 30, 2024
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$777,948	28%	$742,560	27%	$706,225	27%	$763,595	29%	$704,471	29%
Interest-bearing demand	1,196,048	42%	1,187,465	43%	1,108,404	41%	979,238	37%	906,010	36%
Savings deposits	248,141	9%	256,650	9%	250,900	9%	245,043	9%	238,156	10%
Money market deposits	196,166	7%	193,842	7%	196,290	7%	204,821	8%	195,159	8%
Time deposits	390,867	14%	397,460	14%	418,370	16%	435,870	17%	420,010	17%
Total deposits	$2,809,170		$2,777,977		$2,680,189		$2,628,567		$2,463,806

Northrim BanCorp Earns $11.8 Million, or $2.09 per Diluted Share in 2Q25
July 23, 2025
18 of 24

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	June 30,	March 31,	June 30,
	2025	2025	2024
Nonaccrual loans - Community Banking	$4,180	$4,274	$4,233
Nonaccrual loans - Home Mortgage Lending	197	221	253
Nonaccrual loans - Specialty Finance	3,484	3,573	344
Nonaccrual loans - Total	7,861	8,068	4,830
Loans 90 days past due and accruing - Community Banking	—	—	17
Loans 90 days past due and accruing - Total	—	—	17
Total nonperforming loans - Community Banking	4,180	4,274	4,250
Total nonperforming loans - Home Mortgage Lending	197	221	253
Total nonperforming loans - Specialty Finance	3,484	3,573	344
Total nonperforming loans - Total	7,861	8,068	4,847
Nonperforming loans guaranteed by gov't - Community Banking	70	80	—
Nonperforming loans guaranteed by gov't - Total	70	80	—
Net nonperforming loans - Community Banking	4,110	4,194	4,250
Net nonperforming loans - Home Mortgage Lending	197	221	253
Net nonperforming loans - Specialty Finance	3,484	3,573	344
Net nonperforming loans - Total	7,791	7,988	4,847

Repossessed assets - Community Banking	50	297	297
Repossessed assets - Total	50	297	297

Nonperforming purchased receivables - Specialty Finance	4,017	4,007	—

Net nonperforming assets - Community Banking	4,160	4,491	4,547
Net nonperforming assets - Home Mortgage Lending	197	221	253
Net nonperforming assets - Specialty Finance	7,501	7,580	344
Net nonperforming assets - Total	$11,858	$12,292	$5,144

Adversely classified loans, net of gov't guarantees - Community Banking	$32,128	$16,592	$6,006
Adversely classified loans, net of gov't guarantees - Home Mortgage Lending	223	252	718
Adversely classified loans, net of gov't guarantees - Specialty Finance	3,484	3,573	344
Adversely classified loans, net of gov't guarantees - Total	$35,835	$20,417	$7,068

Special mention loans, net of gov't guarantees - Community Banking	$3,966	$14,496	$8,902
Special mention loans, net of gov't guarantees - Home Mortgage Lending	790	637	—
Special mention loans, net of gov't guarantees - Total	$4,756	$15,133	$8,902

Northrim BanCorp Earns $11.8 Million, or $2.09 per Diluted Share in 2Q25
July 23, 2025
19 of 24

Asset Quality, Continued	June 30,	March 31,	June 30,
	2025	2025	2024
Nonperforming loans, net of government guarantees / portfolio loans	0.35%	0.38%	0.26%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	0.38%	0.40%	0.28%
Nonperforming assets, net of government guarantees / total assets	0.37%	0.39%	0.18%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	0.38%	0.41%	0.19%

Loans 30-89 days past due and accruing, net of government guarantees /		%
portfolio loans	0.06%	0.04%	0.03%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.06%	0.04%	0.04%

Allowance for credit losses for loans / portfolio loans	1.03%	0.98%	0.94%
Allowance for credit losses for loans / portfolio loans, net of gov't guarantees	1.10%	1.06%	1.01%
Allowance for credit losses for loans / nonperforming loans, net of
government guarantees	290%	262%	365%

Gross loan charge-offs for the quarter - Community Banking	$3	$50	$—
Gross loan charge-offs for the quarter - Specialty Finance	152	—	—
Gross loan charge-offs for the quarter - Total	155	50	—

Gross loan recoveries for the quarter - Community Banking	(15)	(84)	(26)
Gross loan recoveries for the quarter - Home Mortgage Lending	—	—	—
Gross loan recoveries for the quarter - Specialty Finance	—	—	—
Gross loan recoveries for the quarter - Total	($15)	($84)	($26)

Net loan (recoveries) charge-offs for the quarter - Community Banking	($12)	($34)	($26)
Net loan (recoveries) charge-offs for the quarter - Specialty Finance	152	—	—
Net loan (recoveries) charge-offs for the quarter - Total	$140	($34)	($26)

Net loan charge-offs (recoveries) year-to-date - Community Banking	($46)	($34)	($68)
Net loan charge-offs (recoveries) year-to-date - Specialty Finance	152	—	—
Net loan charge-offs (recoveries) year-to-date - Total	$106	($34)	($68)

Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	0.01%	—%	—%

Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized	0.01%	(0.01)%	(0.01)%

Allowance for credit losses for purchased receivables / purchased receivables	3.05%	3.72%	—%

Net purchased receivable charge-offs (recoveries) for the quarter	$281	$—	$—

Net purchased receivable charge-offs (recoveries) year-to-date	$281	$—	$—

Net purchased receivable charge-offs (recoveries) for the quarter /
average purchased receivables, for the quarter	0.27%	NA	NA

Net purchased receivable charge-offs (recoveries) year-to-date / average
purchased receivables, year-to-date annualized	0.61%	NA	NA

Northrim BanCorp Earns $11.8 Million, or $2.09 per Diluted Share in 2Q25
July 23, 2025
20 of 24

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	June 30, 2025		March 31, 2025		June 30, 2024
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$27,216	7.60%	$37,969	4.44%	$17,352	5.27%
Portfolio investments	515,916	3.07%	523,753	2.97%	639,980	2.82%
Loans held for sale	173,675	6.50%	46,223	5.86%	65,102	6.08%
Portfolio loans	2,172,482	6.99%	2,173,425	6.89%	1,845,832	6.87%
Total interest-earning assets	2,889,289	6.27%	2,781,370	6.10%	2,568,266	5.83%
Nonearning assets	306,206		293,415		204,509
Total assets	$3,195,495		$3,074,785		$2,772,775

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$2,029,100	2.04%	$2,002,594	2.01%	$1,725,013	2.21%
Borrowings	86,404	4.14%	37,081	3.55%	38,390	3.92%
Total interest-bearing liabilities	2,115,504	2.12%	2,039,675	2.04%	1,763,403	2.25%

Noninterest-bearing demand deposits	737,112		697,534		706,339
Other liabilities	54,320		63,348		58,549
Shareholders’ equity	288,559		274,228		244,484
Total liabilities and shareholders’ equity	$3,195,495		$3,074,785		$2,772,775
Net spread		4.15%		4.06%		3.58%
NIM		4.66%		4.55%		4.24%
NIMTE*		4.72%		4.61%		4.30%
Cost of funds		1.57%		1.52%		1.60%
Average portfolio loans to average
interest-earning assets	75.19%		78.14%		71.87%
Average portfolio loans to average total deposits	78.54%		80.49%		75.92%
Average non-interest deposits to average
total deposits	26.65%		25.83%		29.05%
Average interest-earning assets to average
interest-bearing liabilities	136.58%		136.36%		145.64%

Northrim BanCorp Earns $11.8 Million, or $2.09 per Diluted Share in 2Q25
July 23, 2025
21 of 24

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	June 30, 2025		June 30, 2024
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$32,563	5.77%	$39,457	5.36%
Portfolio investments	519,813	3.02%	655,458	2.82%
Loans held for sale	110,301	6.35%	48,868	6.10%
Portfolio loans	2,172,950	6.94%	1,819,629	6.81%
Total interest-earning assets	2,835,627	6.19%	2,563,412	5.76%
Nonearning assets	299,848		202,819
Total assets	$3,135,475		$2,766,231

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$2,015,920	2.02%	$1,728,468	2.17%
Borrowings	61,879	3.96%	31,167	3.55%
Total interest-bearing liabilities	2,077,799	2.08%	1,759,635	2.19%

Noninterest-bearing demand deposits	717,432		705,736
Other liabilities	58,809		59,478
Shareholders’ equity	281,435		241,382
Total liabilities and shareholders’ equity	$3,135,475		$2,766,231
Net spread		4.11%		3.57%
NIM		4.61%		4.20%
NIMTE*		4.66%		4.26%
Cost of funds		1.55%		1.57%
Average portfolio loans to average interest-earning assets	76.63%		70.98%
Average portfolio loans to average total deposits	79.50%		74.75%
Average non-interest deposits to average total deposits	26.25%		28.99%
Average interest-earning assets to average interest-bearing liabilities	136.47%		145.68%

Northrim BanCorp Earns $11.8 Million, or $2.09 per Diluted Share in 2Q25
July 23, 2025
22 of 24

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	June 30, 2025	March 31, 2025	June 30, 2024
Book value per share	$52.55	$50.67	$44.93
Tangible book value per share*	$43.35	$41.47	$42.03
Total shareholders’ equity/total assets	8.95%	8.91%	8.76%
Tangible Common Equity/Tangible Assets*	7.50%	7.41%	8.24%
Tier 1 Capital / Risk Adjusted Assets	9.80%	9.76%	11.68%
Total Capital / Risk Adjusted Assets	10.71%	10.62%	12.58%
Tier 1 Capital / Average Assets	7.99%	8.02%	9.17%
Shares outstanding	5,522,271	5,520,892	5,501,562
Total unrealized loss on AFS debt securities, net of income taxes	($3,571)	($5,452)	($15,197)
Total unrealized gain on derivatives and hedging activities, net of income taxes	$1,026	$1,097	$1,212

Profitability Ratios
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
For the quarter:
NIM	4.66%	4.55%	4.41%	4.29%	4.24%
NIMTE*	4.72%	4.61%	4.47%	4.35%	4.30%
Efficiency ratio	64.68%	63.54%	66.96%	66.11%	68.78%
Return on average assets	1.48%	1.76%	1.43%	1.22%	1.31%
Return on average equity	16.37%	19.70%	16.32%	13.69%	14.84%

	June 30, 2025	June 30, 2024
Year-to-date:
NIM	4.61%	4.20%
NIMTE*	4.66%	4.26%
Efficiency ratio	64.14%	68.85%
Return on average assets	1.61%	1.25%
Return on average equity	17.99%	14.35%

Northrim BanCorp Earns $11.8 Million, or $2.09 per Diluted Share in 2Q25
July 23, 2025
23 of 24

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis (“NIMTE”) is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2025 and 2024. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin for the periods indicated.

	Three Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Net interest income	$33,592	$31,297	$30,841	$28,842	$27,053
Divided by average interest-bearing assets	2,889,289	2,781,370	2,787,517	2,674,291	2,568,266
Net interest margin (“NIM”)[2]	4.66%	4.55%	4.41%	4.29%	4.24%

Net interest income	$33,592	$31,297	$30,841	$28,842	$27,053
Plus: reduction in tax expense related to
tax-exempt interest income	409	379	379	385	378
	$34,001	$31,676	$31,220	$29,227	$27,431
Divided by average interest-bearing assets	2,889,289	2,781,370	2,787,517	2,674,291	2,568,266
NIMTE[2]	4.72%	4.61%	4.47%	4.35%	4.30%

	Year-to-date
	June 30, 2025	June 30, 2024
Net interest income	$64,889	$53,500
Divided by average interest-bearing assets	2,835,627	2,563,412
Net interest margin ("NIM")[3]	4.61%	4.20%

Net interest income	$64,889	$53,500
Plus: reduction in tax expense related to
tax-exempt interest income	788	757
	$65,677	$54,257
Divided by average interest-bearing assets	2,835,627	2,563,412
NIMTE[3]	4.66%	4.26%

2Calculated using actual days in the quarter divided by 365 for the quarters ended in 2025 and 366 for the quarters ended in 2024, respectively.

3Calculated using actual days in the year divided by 365 for year-to-date period in 2025 and 366 for year-to-date period in 2024, respectively.

Northrim BanCorp Earns $11.8 Million, or $2.09 per Diluted Share in 2Q25
July 23, 2025
24 of 24

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value Per Share

Tangible book value per share is a non-GAAP measure defined as shareholders’ equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share for the periods indicated.

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

Total shareholders’ equity	$290,219	$279,756	$267,116	$260,050	$247,200
Divided by shares outstanding	5,522	5,521	5,518	5,502	5,502
Book value per share	$52.55	$50.68	$48.41	$47.26	$44.93

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

Total shareholders’ equity	$290,219	$279,756	$267,116	$260,050	$247,200
Less: goodwill and intangible assets	50,824	50,824	50,968	15,967	15,967
	$239,395	$228,932	$216,148	$244,083	$231,233
Divided by shares outstanding	5,522	5,521	5,518	5,502	5,502
Tangible book value per share	$43.35	$41.47	$39.17	$44.36	$42.03

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders’ equity to total assets is calculated by dividing total shareholders’ equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders’ equity to total assets for the periods indicated.

Northrim BanCorp, Inc.	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

Total shareholders’ equity	$290,219	$279,756	$267,116	$260,050	$247,200
Total assets	3,243,760	3,140,960	3,041,869	2,963,392	2,821,668
Total shareholders’ equity to total assets	8.95%	8.91%	8.78%	8.78%	8.76%

Northrim BanCorp, Inc.	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Total shareholders’ equity	$290,219	$279,756	$267,116	$260,050	$247,200
Less: goodwill and other intangible assets, net	50,824	50,824	50,968	15,967	15,967
Tangible common shareholders’ equity	$239,395	$228,932	$216,148	$244,083	$231,233

Total assets	$3,243,760	$3,140,960	$3,041,869	$2,963,392	$2,821,668
Less: goodwill and other intangible assets, net	50,824	50,824	50,968	15,967	15,967
Tangible assets	$3,192,936	$3,090,136	$2,990,901	$2,947,425	$2,805,701
Tangible common equity ratio	7.50%	7.41%	7.23%	8.28%	8.24%

Note Transmitted on GlobeNewswire on July 23, 2025, at 12:15 pm Alaska Standard Time.